EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Neurocrine Contacts:
Elizabeth Foster
(858) 617-7600
NEUROCRINE ANNOUNCES ORGANIZATIONAL CHANGES
San Diego, CA, December 21, 2006- Neurocrine Biosciences, Inc. (NASDAQ:NBIX) announced today that Wendell Wierenga, Ph.D, Executive Vice President of Research and Development has resigned from the Company. Dr. Wierenga will remain as a consultant to the Company through 2008. The Company also announced today that Christopher O’Brien, M.D., Senior Vice President of Clinical Development, has been appointed Chief Medical Officer of Neurocrine Biosciences. In addition, Haig Bozigian, Ph.D has been promoted to Senior Vice President of Pharmaceutical and Preclinical Development and Dimitri E. Grigoriadis, Ph.D has been promoted to Vice President of Research.
“We are grateful for Wendell’s leadership in building Neurocrine’s broad and diversified R & D capabilities; we wish him continued success in his new endeavors. Over the past three years, Dr. Wierenga has made significant contributions to Neurocrine’s growth with multiple therapeutic compounds advancing into and through our pipeline. As we proceed on concurrent tracks for the registration of indiplon and progression of multiple compounds in clinical development, the combined experience of Chris and Haig in clinical development and Dimitri in research will be instrumental in continuing to build our commercial product portfolio and expand our pipeline,” said Gary A. Lyons, Chief Executive Officer and President of Neurocrine Biosciences.
A leader in neurological clinical research and development for the past 17 years, Dr. Christopher O’Brien will be responsible for clinical development activities and medical affairs including the registration of indiplon. Dr. O’Brien has participated in more than 100 clinical trials and authored more than 75 publications in the neuroscience literature. From 2000 to 2005, Dr. O’Brien held positions at Elan Pharmaceuticals and Prestwick Pharmaceuticals where he managed the clinical development, registration and post-marketing trials in neurology, pain, and autoimmune diseases, among other CNS indications. Prior to joining Elan, Dr. O’Brien also served as Medical Director for over nine years with The Colorado Neurology Institute in Denver and simultaneously served as Associate Professor at the University of Colorado, Chair of the Department of Medicine at the Columbia Swedish Medical Center and Medical Director of the National Parkinson’s Foundation Center of Excellence. Dr. O’Brien earned his B.A. from Boston University and M.D. from the University of Minnesota.
With extensive expertise in CNS related new product development, Haig Bozigian, Ph.D. will be responsible for preclinical, chemical, and pharmaceutical development. Dr. Bozigian has participated in the research and development of more than 15 INDs and 5 NDAs. From 1997 to 2006, Dr. Bozigian held several positions at Neurocrine, most recently as Vice President of Preclinical Development. Prior to joining Neurocrine, Dr. Bozigian served as Director of Pharmaceutical Development at Procyte Corporation, Associate Director of Pharmacokinetics and Drug Metabolism at Sphinx Pharmaceuticals and as a clinical pharmacokineticist at GlaxoSmithKline. Dr. Bozigian earned his B.S. in microbiology from the University of Massachusetts, his M.S. in pharmacodynamics and toxicology from the University of Nebraska Medical Center, and earned his Ph.D. in pharmaceutical sciences from the University of Arizona.

A recognized leader in CRF receptor antagonist development, Dimitri E. Grigoriadis, Ph.D. will be responsible for the research functions including drug discovery, biology and chemistry. Dr. Grigoriadis has published over 200 publications and is a member of the American College of Neuropsychopharmacology and the International Society of PsychoNeuroEndocrinology. Dr. Grigoriadis joined Neurocrine in 1993 and was most recently a Neurocrine Fellow and Vice President of Discovery Biology. He was with the Neuroscience group at Du Pont Pharmaceutical Company from 1990 to 1993. Dr. Grigoriadis received his B. Sc. from the University of Guelph in Ontario Canada, and his M.Sc. and Ph.D. in Pharmacology from the University of Toronto, Ontario, Canada. He conducted his postdoctoral research at the National Institute on Drug Abuse from 1987 to 1990.
Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world including insomnia, anxiety, depression, irritable bowel syndrome, endometriosis and CNS related disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the Internet at http://www.neurocrine.com
In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general. Other risks are described in the Company’s report on Form 10-K for the year ended December 31, 2005 and the Company’s report on Form 10-Q for the quarter ended September 30, 2006. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.
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